Zeolite Reports Record Third Quarter 2006 Results

* Revenues from NPCC Increased 50% Sequentially to $5.4 Million

TAIAN CITY, Shandong, China, Nov. 15 /Xinhua-PRNewswire-FirstCall/ -- Zeolite Exploration Company (OTC Bulletin Board: ZXPL - News), a leading nano precipitated calcium carbonate (NPCC) and coal-based chemical products manufacturer in the People's Republic of China (''PRC''), today reported financial results for the third quarter ended September 30, 2006. Pending shareholder approval, Zeolite expects to amend its articles of incorporation to formally change its corporate name to ''ShengdaTech, Inc.'' in the near future.

Q3 Highlights

—	Record revenues of $18.8 million increased 30% sequentially

—	Strong sequential revenue growth of 50% from the NPCC segment

—	New NPCC factory in Xianyang City operating at 80% capacity

Revenues for the third quarter of 2006 increased to a record $18.8 million, up 30.0% sequentially from $14.5 million in the second quarter of 2006 and up 9.7% from the third quarter 2005 of $17.2 million. Operating income for the quarter increased to $4.8 million, up 51.4% from the second quarter of 2006 of $3.1 million and remained flat compared to the third quarter 2005. Net income increased to $4.8 million or 52.1% from the previous quarter of $3.2 million but was down slightly from $4.9 million in the same period a year ago. Fully diluted earnings per share for the third quarter 2006 was $0.09 compared to $0.06 in both the second quarter 2006 and the third quarter 2005.

Commenting on the quarter, Xiangzhi Chen, President, CEO and Director of Zeolite, ''We are pleased to achieve record results for the quarter and to see continued strong growth in both our NPCC and chemical segments. Our new NPCC facility is fully operational and we are already in the process of expanding capacity. Moreover, our new R&D center and key relationships with top universities enables us to stay at the cutting edge of NPCC applications which is a significant part of our growth strategy.''

Revenue growth during the quarter was driven by a 50.0% increase in NPCC sales to $5.4 million from the previous quarter of $3.6 million and a 38.2% increase from the third quarter 2005 of $3.9 million. Revenue from NPCC was primarily comprised of sales for applications in tires and PVC material which represented 60.0% and 31.2%, respectively, of total NPCC revenue. Demand of NPCC for both tires and PVC continue to remain strong as revenue from each increased 43.5% and 58.9%, respectively, from the second quarter of 2006.

Revenues from chemical products increased 23.5% to $13.5 million from $10.9 million in the previous quarter and 1.3% from $13.3 million in the third quarter 2005. Melamine represented the strongest growth in the chemical segment increasing to $2.2 million or 41.9% from revenue of $1.6 million in the third quarter 2005. Methanol production capacity reached 100% as revenues from methanol grew 24.6% from the previous quarter. The percentage of revenue contribution from the NPCC segment increased to 28.5% of revenue with 71.7% of revenue derived from chemical segments. This compares with chemical and NPCC revenue breakdown of 75.3% and 24.7%, respectively in the previous quarter and 77.4% and 22.6%, respectively for the same period a year ago.

Gross profit for the third quarter of 2006 was $5.6 million, an increase of 33.4% from $4.1 million sequentially and up 5.1% from the third quarter 2005 of $5.3 million. Gross margin for the quarter was 29.7%, compared to 28.9% in the previous quarter and 30.9% for the same period in 2005. The decrease in gross margin from a year ago is attributed to the impact of the decrease in gross margin of ammonium bicarbonate due to industry price compression within the chemical segment. The gross margin for the chemical segment was 26.6% for the quarter compared to 26.0% in the second quarter 2006 and 29.7% in the third quarter 2005. The gross margin for the NPCC segment was at 37.3% in the third quarter compared to gross margin in the previous quarter of 37.8% and the third quarter 2005 of 35.2%. Year over year gross margin from the NPCC segment benefited from increased production efficiencies.

Selling expenses for the quarter were $309,412, or 1.6% of revenue, compared to $385,941 or 2.7% of revenues, in the previous quarter and $231,279, or 1.3% of revenues, in third quarter 2005. The decrease in selling expenses is due to a fiscal adjustment for rebates given to customers.

General and administrative (G&A) expenses were $502,615 or 2.7% of revenues, as compared to $648,416, or 4.5% of revenues, in the second quarter 2006 and $241,706, or 1.4% of revenues, from the same period a year ago. G&A expenses include a one time fee of $263,707 for the termination of a license agreement with Singapore Nano Materials Pte. Ltd. in the second quarter 2006.

Operating income for the third quarter increased 51.4% to $4.8 million from second quarter 2006 operating income of $3.1 million and down 1.4% from $4.8 million for the third quarter of 2005.

Net income for the quarter increased 52.1% to $4.8 million from $3.2 million for the second quarter 2006 and down 1.1% from $4.9 million in the same period a year ago. Fully diluted earnings per share for the third quarter 2006 was $0.09 compared to $0.06 in both the second quarter 2006 and the third quarter 2005.

Nine Months Results

Revenues for the first nine months of 2006 increased 14.2% to $49.4 million, compared to $43.3 million in the same period last year. Gross profit was $13.7 million, up 4.1% from $13.2 million in the first nine months of 2005. Operating income was $11.2 million, down 5.5% from $11.8 million from the same period a year earlier. Net income decreased 4.4% to $11.4 million compared to $11.9 million in the first nine months of 2005. Fully diluted earnings per share for the period was $0.23 compared to $0.14 for the first nine months of 2005.

Financial Condition

As of September 30, 2006, Zeolite had $23.3 million in cash and cash equivalents, $26.4 million in working capital and no long-term debt. Net cash provided by operating activities for the nine months ended September 30, 2006 was $11.3 million. Shareholders' equity stood at $51.0 million, up from $24.8 million at year end 2005.

Business Outlook

Zeolite is continuing to strengthen its leadership position in the NPCC market as it is now the largest supplier of NPCC in the world. The new factory opened in August at Xianyang City is currently at 80% of utilization and is expected to be at 100% utilization by the end of the year. The Company has already ordered the equipment for the expansion of 40,000 metric tons of additional NPCC capacity which is expected to be completed by April 2007. An additional 60,000 metric tons of capacity is planned to be completed by the third quarter 2007.

''We expect to see continued growth in our higher margin NPCC segment as we expand our capacity in 2007 and enhance our marketing efforts both domestically and internationally. To support our sales efforts, we have created an aggressive sales team of 24 sales reps, all with master degrees in the chemical field,'' commented Mr. Chen. ''We are also focusing a significant amount of our efforts in R&D and plan to set up two nanotechnology laboratories and a material inspection and testing center. Our R&D efforts are a critical part of acquiring new customers as each customer has its own proprietary formula for its products. As for our chemical business we plan to expand our methanol capacity and are in the process of conducting a feasibility assessment for diethyl ether.''

Capital expenditures for the fourth quarter are expected to be around $6.4 million. Zeolite is maintaining its year-end guidance of $71.0 and $73.0 million in revenues and net income in the range of $15.0 and $17.0 million.

Conference Call

Zeolite will host a conference call on Wednesday, November 15th at 9:00 am ET to discuss results for the third quarter of 2006. Joining Xiangzhi Chen, Zeolite Exploration's Chief Executive Officer on the call will be Anhui Guo, the Chief Financial Officer and Richard Dean, the Company's U.S. Representative. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 419- 5570. International callers should dial (617) 896-9871. The pass code for the call is 34117070. If you are unable to participate in the call at this time, a replay will be available on Wednesday, November 15, 2006 at 11:00 AM ET through Wednesday, November 22, 2006 at 11:00 AM ET. To access the replay, dial (888) 286-8010. International callers should dial (617) 801-6888. The conference passcode is 34117070. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://phx.corporate-ir.net/playerlink.zhtml?c=177763&s=wm&e=1414274 . Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About the Company

The Company is engaged in the business of manufacturing, marketing and selling a variety of nano precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. It enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, pricing and demand trends for the Company's chemical products, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, risk associated with large scale implementation of the New NPCC manufacturing process, the ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

— Financial Tables Below —

ZEOLITE EXPLORATION COMPANY AND SUBSIDIARIES
CONDENSED CONOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,293,098	$10,749,300
Trade accounts receivable, less allowance for doubtful account of $44 (unaudited) and $0, respectively	5,023,890	3,929,082
Other non-trade receivables	4,079,775	4,014,861
Advances to suppliers	128,963	262,591
Inventory	2,844,865	1,478,510
Receivable from related Parties	1,581	943,308
Total Current Assets	35,372,172	21,377,652
Property and Equipment, net of
accumulated depreciation of
$3,263,948 (unaudited) and
$2,545,460, respectively	24,521,021	8,579,676
Construction in progress	91,859	—
TOTAL ASSETS	$59,985,052	$29,957,328

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Trade accounts payable	$3,342,104	$1,618,492
Other payables and accrued expenses	2,440,821	1,936,971
Income and other taxes payable	651,163	1,282,059
Payable to related parties	2,519,038	347,218
Total Current Liabilities	8,953,126	5,184,740
Shareholders' Equity
Common stock - $0.00001 par
value; 1000,000,000 shares
authorized,
54,095,103 shares
(unaudited) and 45,120,000
shares outstanding,
respectively	541	451
Additional paid-in capital	22,641,997	8,608,864
Retained earnings	27,340,778	15,962,471
Accumulated other
comprehensive income (loss)	1,048,610	200,802
Total Shareholders' Equity	51,031,926	24,772,588
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY	$59,985,052	$29,957,328

ZEOLITE EXPLORATION COMPANY AND SUBSIDIARIES
CONDENSED CONOLIDATED STATEMENTS OF OPERATIONS
AND CONPREHEHSIVE INCOME
(unaudited)

	For the Three Months Ended September 30		For Nine Months Ended September 30
	2006	2005	2006	2005

Sales of Products	$18,818,207	$17,159,831	$49,418,129	$43,258,493
Cost of Products
Sold	13,237,343	11,850,618	35,717,463	30,100,498
Gross Profit	5,580,864	5,309,213	13,700,666	13,157,995
Operating Expenses:
Selling
expense	309,412	231,279	751,842	628,591
General and
administrative
expense	502,615	241,706	1,758,507	686,388
Total Operating
Expenses	812,027	472,985	2,510,349	1,314,979
Income from
Operations	4,768,837	4,836,228	11,190,317	11,843,016
Other Income
(Expense):
Interest
income	33,480	21,496	77,899	56,405
Other
income	—	—	126,585	—
Other
expense	—	—	(16,494)	—
Net Other Income
(Expense)	33,480	21,496	187,990	56,405
Income Before Income
Taxes	4,802,317	4,857,724	11,378,307	11,899,421
Provision
for Income
Taxes	—	—	—	—
Net Income	$4,802,317	$4,857,724	$11,378,307	$11,899,421
Comprehensive
income: foreign
currency
translation
adjustments	36,584	203,684	152,326	253,639
Comprehensive
income	$4,838,901	$5,061,408	$11,530,633	$12,153,060
Basic and Diluted
Earnings Per Share	$0.09	$0.06	$0.23	$0.14
Basic and
Diluted Weighted
Average Shares
Outstanding	54,095,103	87,305,912	51,103,402	87,305,912

ZEOLITE EXPLORATION COMPANY AND SUBSIDIARIES
CONDENSED CONOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended September 30
	2006	2005

Cash Flows from Operating
Activities:
Net income	11,378,306	11,899,421
Depreciation and
amortization	659,681	760,482
Changes in assets and
liabilities:
Account receivables	(1,004,215)	(293,383)
Other receivables	14,314	(4,349,627)
Advances to suppliers	137,064	(367,029)
Inventory	(1,320,184)	(1,009,879)
Other current assets	—	(9,828)
Trade accounts payable	1,667,554	(1,136,694)
Other payables and
accrued expenses	459,644	228,883
Income and other taxes
payable	(647,947)	2,831,156
Advances from customers	—	(75,515)
Net Cash Provided By Operating
Activities	11,344,217	8,477,987
Cash Flows from Investing
Activities:
Purchase of property and
equipment	(16,231,659)	(2,716,747)
Construction in progress	(90,696)
Net Cash (Used) Provided by
Investing Activities	(16,231,659)	(2,716,747)
Cash Flows from Financing
Activities
Proceeds from issuance
of common stock	13,969,714	—
Changes in accounts
payable - related
parties	3,085,771	(2,344,778)
Distribution to
shareholders	—	(7,822,477)
Net Cash (Used in) Provided
by Financing Activities	17,055,485	(10,167,263)
Effect of Exchange Rate
Changes in Cash	375,755	253,107
Net Change in Cash	12,543,798	(4,152,916)
Cash and Cash
Equivalents at
Beginning of Period	10,749,300	10,409,891
Cash and Cash
Equivalents at End of
Period	23,293,098	6,256,975

	Three Months Ended September 30, 2006		Three Months Ended June 30 2006
	Revenues	Gross Margin	Revenues	Gross Margin

Chemical	$13,458,162	26.60%	$10,894,122	26.00%
NPCC	$5,360,045	37.30%	$3,579,157	37.80%
Total	$18,818,207		$14,473,279

	Three Months Ended September 30, 2005
	Revenues	Gross Margin
Chemical	$13,280,070	29.70%
NPCC	$3,879,761	35.20%
Total	$17,159,831

For more information, please contact:

Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite Investor Relations
Tel: +1-310 231-8600 ext 103
Email: crocker.coulson@ccgir.com

Rick Dean. U.S. Representative
Zeolite Exploration Company
Tel: +1-716-626-3535
Email: rick@heritagemgmt.net